Exhibit 99.2

Dave & Buster’s Commences Exchange Offer for Senior Notes

DALLAS (August 11, 2006) – Dave & Buster’s, Inc., a leading operator of upscale restaurant/entertainment complexes, today announced that the Company has commenced an offer to exchange its 11.25 % Notes due 2014 sold in March 2006 pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended, for an equal amount of newly issued 11.25 % Notes due 2014 which have been registered under the Securities Act of 1933, as amended.  The exchange offer has been scheduled to expire on September 15, 2006.  The Company will accept for exchange any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on September 15, 2006, unless extended.  Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the expiration date.  The terms of the exchange offer and other information relating to Dave & Buster’s are set forth in the prospectus dated August 7, 2006.  More information regarding the exchange offer and copies of the prospectus and the related letter of transmittal may be obtained from The Bank of New York Trust Company, N.A., which is serving as the exchange agent in connection with this exchange offer.  The address, telephone number and facsimile number for The Bank of New York Trust Company, N.A., are as follows:

The Bank of New York Trust Company, N.A.
101 Barclay Street, 7 East
New York, New York 10286
Attn: Evangeline Gonzales
Telephone: 212-815-3738
Facsimile: 212-298-1915

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Celebrating over 23 years of operations, Dave & Buster’s was founded in 1982 and is one of the country’s leading, upscale, restaurant/entertainment concepts with 47 locations throughout the United States and in Canada.  More information is available on the Company’s Website, www.daveandbusters.com.